FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 30th day of August, 2010, by and between the CUSHING MLP FUNDS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide fund administration services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Trust hereby appoints USBFS as administrator of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

Subject to the supervision of the board of trustees of the Trust (the “Board of Trustees” or the “Trustees”)), USBFS shall provide the following administration services to the Fund:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers.

(2)	Supply:
a.	Corporate secretarial services.
b.	Office facilities (which may be in USBFS’s, or an affiliate’s, own offices).
c.	Non-investment-related statistical and research data as needed.

(3)	Coordinate the Trust’s Board of Trustees communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.
b.	Prepare reports for the Board of Trustees based on financial and administrative data.
c.	Evaluate independent auditor.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.
Provide personnel to (i) serve as officers of the Company if so elected by the Board of Trustees, (ii) attend Board of Trustees meetings and (iii) present materials for Trustees’ review at such meetings.

(4)	Audits:
a.	Prepare appropriate schedules and assist independent auditors.
b.	Provide information to the SEC and facilitate audit process.
c.	Provide office facilities.

(5)	Assist in overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Trust.

(7)	Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Trust or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset diversification tests.
(ii)	Total return and SEC yield calculations.
(iii)	Maintenance of books and records under Rule 31a-3.
(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor Fund's compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, and update Board of Trustees periodically.

(2)	Blue Sky Compliance:
a.
Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states.

b.	Monitor status and maintain registrations in each state.
c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:
a.	Assist Fund counsel in annual update of the Prospectus and SAI and in preparation of proxy statements as needed.
b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, and Form N-Q filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.
c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

(4)	IRS Compliance:
a.	Monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Asset diversification requirements.
(ii)	Qualifying income requirements.
(iii)	Distribution requirements.

b.	Calculate required distributions (including excise tax distributions).

C.	Financial Reporting:
(1)	Provide financial data required by the Prospectus and SAI.
(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and independent accountants.
(3)
Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of each class of the Fund.
(5)	Monitor the expense accruals and notify the Trust’s management of any proposed adjustments.
(6)	Prepare quarterly financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Cash Statement.
f.	Schedule of Capital Gains and Losses.
(7)	Prepare quarterly broker security transaction summaries.

D.	Tax Reporting:
(1)	Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.
(2)	Prepare state income breakdowns where relevant.
(3)	File Form 1099 for payments to disinterested Trustees and other service providers.
(4)	Monitor wash sale losses.
(5)	Calculate eligible dividend income for corporate shareholders.

3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

4.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, that may have a bearing on its ability to comply with this Agreement, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

6.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

8.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

9.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI. USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBFS’s personnel and records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Trust.

10.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

11.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

12.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

13.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

14.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

15.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

16.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

17.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Fund attorneys, form attorney-client relationships or require the provision of legal advice. The Fund acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Fund to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between in-house USBFS attorneys and the Fund, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

18.	No Liability of Trustees or Shareholders

The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, and the obligations of this Agreement are not binding upon any of the trustees or shareholders of the Trust, but bind only the trust property of the Trust as provided in the Declaration of Trust.

19.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to the Trust shall be sent to:

Cushing MLP Funds Trust
c/o Swank Energy Advisors LP
3300 Oak Lawn Avenue, Suite 650
Dallas, TX 75219

20.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

21.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

CUSHING MLP FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Daniel L. Spears	By:	/s/ Michael R. McVoy

Name: Daniel L. Spears		Name: Michael R. McVoy

Title: Executive Vice President and Secretary		Title: Executive Vice President

Exhibit A
to the
Fund Administration Servicing Agreement

Fund Names

Separate Series of Cushing MLP Funds Trust

Name of Series
The Cushing MLP Premier Fund

A-1

Exhibit B to the
Fund Administration Servicing Agreement – Cushing MLP Funds Trust
FUND ADMINISTRATION & PORTFOLIO COMPLIANCE SERVICES
FEE SCHEDULE at August, 2010
Domestic Funds
Annual Fee Based Upon Average Net Assets Per Fund*
8 basis points on the first $300 million
7 basis points on the next $500 million
4 basis points on the balance
Minimum annual fee: $40,000 per fund portfolio

International Funds
Annual Fee Based Upon Average Net Assets Per Fund*
9 basis points on the first $200 million
8 basis points on the next $300 million
6 basis points on the next $500 million
4 basis points on the balance
Minimum annual fee: $50,000 per fund portfolio

Services Included in Annual Fee Per Fund
▪	Advisor Information Source Web portal

Chief Compliance Officer Support Fee*
▪	$2,000 /year

Multiple Classes – Add the following for each class beyond the first class:
▪	$15,000 base fee

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, expenses from Board of Directors or Trustees meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – USBFS legal administration (e.g., registration statement update), daily performance reporting, daily compliance testing (Charles River), Section 15(c) reporting, equity attribution, electronic Board materials, and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

B-1

Exhibit B (continued) to the Fund Administration Servicing Agreement
Cushing MLP Funds Trust
FUND ADMINISTRATION & COMPLIANCE PORTFOLIO SERVICES
SUPPLEMENTAL SERVICES - FEE SCHEDULE at August, 2010
Annual Legal Administration – Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements:
▪	1 basis point on assets
▪	$15,000 additional minimum
Additional Services:
▪	New fund launch – as negotiated based upon specific requirements
▪	Subsequent new fund launch – $15,000 /project
▪	Subsequent new share class launch – $10,000 /project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements
Daily Pre- and Post-Tax Performance Reporting
▪	Performance Service – $300 /CUSIP per month
▪	Setup – $100 /CUSIP
▪	Conversion – quoted separately
▪	FTP Delivery – $2,500 setup /FTP site
Daily Compliance Services (Charles River)
▪	Base fee – $20,000 /fund per year
▪	Setup – $2,500 /fund group
▪	Data Feed – $0.15 /security per month
Section 15(c) Reporting
▪	$2,000 /fund per report – first class
▪	$600 /additional class report
Equity Attribution
▪	$16,000 first user
▪	$10,500 2nd user
▪	$8,000 thereafter
▪	Plus, $3,000 - $5,000 annually
Electronic Board Materials
▪	USBFS will establish a unique client board URL and load/maintain all fund board book data for the main fund board meetings and meetings for up to two separate committees
▪	Up to 10 non-USBFS users including advisor, legal, audit, etc.
▪	Complete application, data and user security – data encryption and password protected
▪	On-line customized board materials preparation workflow
▪	Includes web-based and local/off-line versions
▪	Includes complete initial and ongoing user training
▪	Includes 24/7/365 access via toll free number
▪	Includes remote diagnostics for each user, including firewall and network issues
▪	Triple server backup / failover
Annual Fee
▪	$24,000 /year (includes 10 external users)
▪	$800 /year per additional user
▪	$4,000 implementation/setup fee
Advisor Information Source Web Portal (INCLUDED IN ANNUAL FEE)
▪	$150 /fund per month
▪	$500 /fund per month for clients using an external administration service
▪	Specialized projects will be analyzed and an estimate will be provided prior to work being performed

2